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                                                                   EXHIBIT 10(V)

January 1998

1998 BANC ONE Performance Improvement Plan
Participant Overview

BANC ONE Corporate Vision

We will settle for nothing less than to be a national leader in providing financial services to the people and businesses of America. We are committed to the relentless pursuit of ideas that enable those we serve to prosper and achieve their goals.

Delighting Customers ...
     Creating Value ...
           Rewarding Outcomes ...

BANC ONE's Performance Improvement Plan (PIP) is a key component of our total reward program for selected management employees and key contributors of the Corporation, its Lines of Business, and its related companies.

The purpose of the Plan is to enable the successful achievement of our Corporate Vision and required business commitments by providing a management system to:

     [_]  communicate business objectives,

     [_]  focus and align efforts,

     [_]  promote collaboration and our high-performance imperative,

     [_]  strengthen the sense of ownership in business outcomes, and

     [_]  share the rewards for performance results.

The Plan is constructed for flexibility, in order to ensure an appropriate and tailored design aligned with the specific business requirements of each National Line-of-Business or function.
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                                 BANC ONE PIP


                    [DIAGRAM OF BANC ONE PIP APPEARS HERE]

          Other       National    National      Corporate    Other
          Line of  -- Retail   -- Commercial -- Finance   -- National
          Business    PIP         PIP           PIP          Functions

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Participation in the PIP includes those employees who, by the nature and scope of their positions, are materially responsible for the growth and -success of BANC ONE's businesses.

Participation is approved by the Chief Executive Officer of each national BANC ONE line-of-business or national staff division.

Full Performance Achievement Award

Full Performance Achievement Awards are intended to reward participants for successfully achieving our stakeholder's demanding expectations, and represent the incentive dollars a participant could earn if their high-performance business objectives are achieved.

The Full Performance Achievement Award is calculated as the aggregate base salary earned during the year times the Full Performance Award Percentage. A Full Performance Award Percentage, commensurate with each participant's role and accountabilities, is determined at the beginning of each plan year. Full Performance Achievement Awards are prorated to reflect changes in both base salary and Full Performance Award percentages that occur during the year by taking the time weighted average of (base salary * Full Performance Award Percentage) for the portion of the year each combination of such was in effect.

Full Performance Achievement Awards are expected to be paid only when aggregate performance significantly exceeds the median performance for BANC ONE's peer companies.

Performance Measures

The Full Performance Earnings Measure for BANC ONE CORPORATION is established by the Personnel and Compensation Committee of BANC ONE's Board of Directors (P&C Committee). BANC ONE's Chairman and CEO, and President jointly establish Full Performance Measures for each participating national Line-of-Business or Staff Function. Line-of-business CEOs and Staff Division Heads in turn establish performance objectives for the sub-businesses, regions and functions reporting to them. Participant's Performance Measures generally reflect a combination of appropriate specific earnings, team and individual goals, as well as a component for more subjective, discretionary factors.

     a)  Overall Corporate Earnings Threshold

         As a prerequisite to any awards being paid under the Plan, BANC ONE CORPORATION must achieve an overall earnings threshold of at least $1.925 billion for 1998. Unless this overall threshold is met, no awards are paid to anyone in the PIP for any plan component.

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     b)   BANC ONE EPS

          Given the nature and scope of an individual's role, some participants may have BANC ONE EPS, the corporate performance measure established by the P&C Committee, as a component within their PIP Scorecard. For 1998 100% of the Full Performance Award for the BANC ONE EPS component will be paid for EPS achievement of $3.55 per share. Where applicable, your Scorecard provides the relationship between actual EPS performance and the percentage of the Full Performance Achievement Award which may be paid for this component. If the performance threshold for BANC ONE EPS is not achieved, awards can still be paid for other earnings and individual components of the Plan subject only to the Overall Corporate Threshold in Section "a" above.

     c)   Full Performance Earnings Goals

          Each National Line-of-Business will have a Full Performance Earnings measure. Associated with this measure will be a minimum performance threshold. If a business-specific earnings threshold is not met, no participant earns an award for that award component. However, awards can be earned for all other award components established for that participant.

          Full Performance Earnings Goals also impact the funding of the bonus pool for the Individual Goals / Discretionary components at the National Line-of-Business or Region level. See item "f" below.

          An appropriate relationship linking performance to reward is used for each Full Performance Earnings Goal, along with a defined performance measure percentage weight, to determine the component scoring opportunity for each individual participant. Please reference your PIP Performance Measures graph, to be distributed, and your Performance Scorecard for details on earnings and other performance measures.

    d)    National Function Team Goals

          Each national function will have a team goal (e.g. Team HR Achievement) in place of a Full Performance Earnings Measure. This component should capture performance toward achieving the major goals and objectives of the function. The performance score for each team goal impacts the funding of the bonus pool for the Individual Goals / Discretionary component at the National Function level. See Item "f" below.

     e)   Individual Goals / Discretionary

          The Individual Goals component recognizes performance achievement in such quantifiable performance measures as NIE, new business generation, credit quality, market penetration, and key project completion. Generally, specific strategic goals are separately listed and described for each participant in the Individual Goals section of the PIP Performance Scorecard.

          The Discretionary component recognizes performance achievement and contributions that are less quantifiable, such as innovation, collaboration, leadership, or performance in a newly created Line-of-Business which lacks complete financial information. The Discretionary component can also be used to recognize contributions to. projects that were unanticipated at the beginning of the plan year.

    f)    Funding Pool for Team and Individual Goals Components

          A funding pool is established for the Team and Individual Goals/Discretionary components at the appropriate national Line-of-Business, Region, or national Staff Function level. For the purpose of calculating funding pools and allocating awards, all participants are assigned to the funding pool which most closely represents their primary area of responsibility. Funding pool assignments normally will

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          correspond with the national Line-of-Business, Region, or national
          Function that has the largest weight of the earnings goal components.

          The Full Performance level for each funding pool is calculated as the aggregation of all components of the Full Performance Award subject to the funding pool for each participant assigned to that pool. The actual funding pool generated will be determined contingent upon the degree to which the applicable national Line-of-Business, Region or national Staff Function has achieved its primary Full Performance Goal, as follows:

               [_] less than the performance threshold, then the funding pool is set at 50% of the full performance level;

               [_] greater than the performance threshold, then the funding pool is set equal to the percent of the Full Performance Award for that financial component up to a maximum of 115% of the Full Performance Award.

     g)   Earnings Adjustments

          All Full Performance Earnings Goals and performance scores other than BANC ONE EPS may be modified at any time by the Chairman or President of BANC ONE CORPORATION. Adjustments to the BANC ONE EPS component require the approval of the P&C Committee. These modifications are generally used to adjust earnings measures for significant unanticipated or nonrecurring gains or losses in income which do not directly result from the efforts of management.

Award Calculation

The award percentage is determined by aggregating the weighted performance scores for all plan performance components. Award dollars are then calculated by multiplying the total actual performance achievement percent by the Full Performance Achievement Award opportunity for each participant.

Below is an example of the year-end calculation process for a typical performance achievement matrix. The circled scores represent year-end performance achievement levels. As the example shows, the calculated PIP award is $19,800.

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                             BANC ONE CORPORATION
                       1998 Performance Improvement Plan
                         Performance/Rewards Scorecard
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III. Performance Measures / Results*
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
                      Incentive as a Percent of Full Performance Award
                      ------------------------------------------------                    Performance    Award
                      Weight         60%       80%      100%    120%    140%              Score          Earned
                      ------         ---       ---      ----    ----    ----              -----------    -------
Earnings and Business Commitments
---------------------------------
BANK ONE EPS          20%            $3.356    $3.451   $3.545  $3.640  $3.735            100%           20.0%
Line-of-Business**    20%            N/A       $412.9   $471.9  $530.9  $589.9            80%            16.0%
Team and Individual Goals***
----------------------------
Business Unit         20%            N/A       $46.6    %53.3   $59.9   $66.6             120%           24.0%
Specific Individual   20%                                                                 100%           20.0%
Discretionary         20%                                                                 95%            19.0%
                                                                                                         -----
                                                                                            Weighted %:  99.0%
                                                                                Full Performance Award:  $20,000
                                                                                      Calculated Award:  $19,800
                                                                                      Final Award        $19,000


* The Personnel and Compensation Committee of the Board of Directors may adjust the score for any performance measure, including BANC ONE EPS, for extraordinary items and other events as they deem appropriate.
** The performance score for this component drives Team and Individual Goals Pooling funding.
*** Total awards from this segment allocated from the Team and Individual Goals Funding Pool.
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Windfall Provision

It is the intent of this plan is to generally recognize outstanding contributions with uncapped incentive rewards. However, there may be instances when the award calculated by the predetermined plan formula produces an award that is out-of-balance with a participant's contribution to BANC ONE's success or the awards of other similar participants. Therefore, the Chairman and President explicitly reserve the right to reduce the amount of any award in excess of 175% of the Full Performance Achievement Award regardless of the predetermined formula calculation.

Final Award Determination

The Chairman and President approve final awards, based on the calculated award, considering recommendations of senior management and other considerations. Awards for the direct reports of the Chairman and President are approved by the P&C Committee of BANC ONE CORPORATION.

Payment of Awards

At the end of each Plan Year, awards are computed for each participant. Payment of awards are made as a payroll deposit, subject to applicable withholding, as soon as practicable after year-end results are reviewed and individual awards are approved. It is anticipated that awards for 1998 will be paid during the 1st quarter of 1999. Participants must be employed by BANC ONE at the date of payment to be eligible to receive any award.

Partial Year Participants

Employees added to the plan during the plan year are normally approved for a Full Performance Award prorated to reflect the portion of the plan year during which they will be a participant. The actual award paid will be determined based on the prorated Full Performance Award. Participants removed from the plan during the year are no longer entitled to any award, prorated or otherwise.

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Termination of Employment

In the event a participant's employment is terminated during the Plan Year due to death or total and permanent disability (as determined by the Corporate Compensation Committee), the participant's award is prorated to reflect the partial year of participation. This proration is determined by multiplying the award by a fraction, the numerator of which is the months of participation through the date of termination rounded up to whole months and the denominator of which is twelve (12). The participant's award is paid as soon as practicable following the end of the Plan Year, to the Participant or pursuant to the Beneficiary Designation. In the event of a participant's termination due to normal retirement on December 31, the employee will receive his full earned award. In the event a participant's employment is terminated for reasons other than death, disability, or normal retirement on December 31, all rights to an award for the Plan Year will be generally forfeited.

General Provisions

     [_] The Plan may be modified, amended, or terminated at any time by the Board of Directors. The existence of this Plan does not obligate or bind BANC ONE CORPORATION or its related companies to pay an award to any participant (or beneficiary ) nor does any participant (or beneficiary) attain any vested, nonforfeitable right to an award until the award has been finalized and approved for payment by the Board of Directors.

     [_] Any and all payments made under the Plan shall be subject to applicable federal, state, FICA, or local taxes required by the law to be withheld.

     [_] If a participant has been designated to participate in the BANC ONE Compensation Deferral Plan, an award or portion thereof granted under the Plan may be deferred pursuant to the terms of that plan provided a timely deferral election is made by the participant.

     [_] Except as specifically provided herein, or as may otherwise be required by law, no undistributed bonus amount payable to the participant on the Plan may be sold, transferred, assigned, or encumbered in whole or in part, by a participant, and any attempt to do so alienate or subject any such amount shall be null and void.

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